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                                                                   [EXHIBIT 5.2]

                       Letterhead of O'Melveny & Myers LLP





                                                      July
                                                      29th
                                                      1 9 9 6

    (212) 326-2000


                                                                  285,840-035
                                                                        434507
Fresenius Medical Care AG
Borkenberg 14
61440 Oberursel
Germany


                  Re:      Registration Statement on Form F-4


Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form F-4 to be filed by Fresenius Medical Care AG (the "Company") with the Securities and Exchange Commission (the "Registration Statement") in connection with the offer, issuance and sale of up to 210,000,000 American Depositary Shares (the "ADSs"), each representing one-third of an Ordinary Share, nominal value DM 5 per share (the "Ordinary Shares"), of the Company. We have examined the form of Deposit Agreement (the "Deposit Agreement") to be entered into among the Company, Morgan Guaranty Trust Company of New York, as Depositary (the "Depositary"), and all holders from time to time of ADSs, under which American Depositary Receipts (the "ADRs") evidencing the ADSs will be issued.

                  It is our opinion that upon the due authorization, execution and delivery of the Deposit Agreement by the Company and the Depositary, and the due execution, countersignature (if applicable), issuance and delivery of the ADRs against deposit in accordance with the Deposit Agreement of validly issued, fully paid and non-assessable Ordinary Shares, the ADSs will be validly issued, and will entitle the holders thereof to the rights specified therein and in the Deposit Agreement, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without
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Fresenius Medical Care AG
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July 29, 1996




limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                  The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and in the Joint Proxy Statement- Prospectus which forms a part thereof.


                                Respectfully submitted,



                                O'MELVENY & MYERS